                                                                    EXHIBIT 4.16

                       EMPLOYEES' RETIREMENT SAVINGS PLAN
                                TRUST AGREEMENT
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                       EMPLOYEES' RETIREMENT SAVINGS PLAN
                                TRUST AGREEMENT


     Minnegasco, a Division of Arkla, Inc. (hereinafter referred to as "Minnegasco" or the "Company"), and IDS Trust Company, a Minnesota trust company (hereinafter referred to as "IDS Trust") by execution of this Trust Agreement establish a trust fund for the purpose of holding and investing assets of the Employees' Retirement Savings Plan (hereinafter referred to as the "Plan"), effective as of May 1, 1994. The Plan and this Trust Agreement will be deemed to be and will be construed as a single document.

                                   RECITALS:

     WHEREAS, Diversified Energies, Inc., Minnegasco, Inc., and IDS Trust entered into the "Diversified Energies, Inc. Master Retirement Trust -- II" ("Master Trust") made effective July 1, 1983, establishing the qualified trust for the plan maintained under documents entitled "Diversified Energies, Inc. Employees Savings Plan" and the "Diversified Energies, Inc. Employees Trusteed Stock Purchase Plan"; and

     WHEREAS, the Master Trust was a restatement of the Trust Agreement known as the "Minnesota Gas Company Employees' Trusteed Stock Purchase Plan Restated Trust Agreement" as amended on June 8, 1982; and

     WHEREAS, the Master Trust also constituted the trust for the "Diversified Energies, Inc. Tax Credit Employee Stock Ownership Plan"; and

     WHEREAS, the "Diversified Energies, Inc. Tax Credit Employee Stock Ownership Plan" was terminated effective October 31, 1988, and thereafter ceased to participate in the Master Trust; and

     WHEREAS, the single plan comprised of the "Diversified Energies, Inc. Employees Savings Plan" and the "Diversified Energies, Inc. Employees Trusteed Stock Purchase Plan" was renamed the "Employees' Retirement Savings Plan" effective November 29, 1990; and

     WHEREAS, on November 29, 1990, the operations of Diversified Energies, Inc. were acquired by Arkla, Inc., a Delaware corporation, and, as a result, Minnegasco, a Division of Arkla, Inc. became the sponsor of the Plan and replaced Diversified Energies, Inc. and Minnegasco, Inc. as a party to the Master Trust; and

     WHEREAS, Minnegasco and IDS Trust have agreed that effective May 1, 1994, this Trust Agreement shall replace and supersede the Master Trust in its entirety; and

                                       i
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     WHEREAS, Minnegasco and IDS Trust have agreed that this Trust Agreement, effective May 1, 1994, shall establish a single trust exclusively for the Plan as provided herein for the purpose of funding benefits under the Plan.

                                       ii
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                               TABLE OF CONTENTS



                                                                  Page

ARTICLE 1    DEFINITIONS.........................................  1

ARTICLE 2    ESTABLISHMENT OF TRUST AND CERTAIN
             PRIMARY CONDITIONS OF ITS OPERATIONS................  1

ARTICLE 3    INVESTMENT OF THE TRUST FUND........................  2

ARTICLE 4    POWERS OF THE TRUSTEE...............................  9

ARTICLE 5    DUTIES AND OBLIGATIONS OF THE TRUSTEE............... 11

ARTICLE 6    COMPENSATION, RIGHTS AND INDEMNITIES
             OF THE TRUSTEE...................................... 13

ARTICLE 7    RESIGNATION OR REMOVAL OF THE TRUSTEE............... 16

ARTICLE 8    AMENDMENT OF THE TRUST AGREEMENT
             OR TERMINATION OF THE PLAN.......................... 18

ARTICLE 9    MISCELLANEOUS....................................... 19

                                      iii
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                                   ARTICLE 1

                                  DEFINITIONS

     1.1  Incorporation of Definitions Used in Plan.  The definitions stated in
Article 2 of the Plan are hereby Incorporated by reference into this Trust Agreement.

     1.2  Definitions of Terms Used Exclusively in Trust Agreement.

          (a) "Fiduciary" means a person or organization that is a fiduciary with respect to the Plan or the Trust fund within the meaning of Section 3(21) of ERISA.

          (b) "Investment Manager" means a person or organization (i) which the Committee has appointed to manage, invest and reinvest all or a portion of the assets of the Trust fund pursuant to Section 3.2; (ii) which is (A) registered as an investment adviser under the Investment Advisers Act of 1940, (B) a bank as defined in said Act, or (C) an insurance company qualified to manage, acquire or dispose of the assets of a pension plan under the laws of more than one state; and (iii) which has acknowledged in writing to the Committee and IDS Trust that such person or organization is a Fiduciary with respect to the assets of the Trust fund under its management and control.


                                   ARTICLE 2

                       ESTABLISHMENT OF TRUST AND CERTAIN
                      PRIMARY CONDITIONS OF ITS OPERATIONS

     2.1 Establishment of Trust. This Trust Agreement establishes an employees' trust pursuant to the Plan. The Trust is intended to meet the requirements for qualification under Section 401(a) of the Code and be a tax-exempt organization under Section 501(a) of the Code. The Company and IDS Trust hereby agree that the Trust fund will be held in trust and administered, invested and distributed for the benefit of Participants and their Beneficiaries under the terms and conditions of this Trust Agreement.

     2.2 Designation of Trust. The employees' trust established hereunder will be known as the "Employees' Retirement Savings Plan Trust."

     2.3 Trust Fund. The Trust fund will consist of the contributions made by Participants and Participating Affiliates under the provisions of the Plan, as such contributions are invested and reinvested by IDS Trust in accordance with the provisions of this Trust Agreement, plus the earnings and less the losses thereupon, without distinction between principal and income, less the payments and distributions which at the time of reference have been made by IDS Trust as authorized herein.

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     2.4  Exclusive Benefit Rule.  The employees' trust established by this
Trust Agreement is expressly declared to be irrevocable, subject to the provisions of Article 8. It shall be impossible, except as otherwise provided under ERISA, at any time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries, for any part of the principal or income of the Trust fund to be used for, or diverted to, any purpose which is not for the exclusive benefit of Participants and their Beneficiaries. The preceding sentence will not be construed in such a way as to prohibit the use of assets of the Trust fund to pay taxes, fees and other expenses incurred in the maintenance, administration and investment of the Trust fund in accordance with the provisions of this Trust Agreement.

     2.5 Reversion Prohibited. Except as permitted in the Plan, it will be impossible for any part of the Trust fund to revert to an Affiliate and Affiliates shall have no rights or claims of any nature in or to the Trust fund.

     2.6 Spendthrift Clause. The rights of any Participant or Beneficiary to and in any benefits under the Plan will not be subject to assignment or alienation, and no Participant or Beneficiary will have the power to assign, transfer or dispose of such rights, nor will any such rights to benefits be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. This Section will not apply with respect to qualified domestic relations orders as defined in Section 414(p) of the Code and Section 206(d)(3) of ERISA.

                                   ARTICLE 3

                          INVESTMENT OF THE TRUST FUND

     3.1  Minnegasco and Participant Direction.

          (a) The investment discretion of IDS Trust with respect to assets of the Trust Fund shall be limited to collective investment funds identified in Exhibit A.

          (b) The Committee will direct IDS Trust as to the investment funds to be established for investment of Trust fund assets in accordance with the provisions of the Plan. The Company's Director of Investments shall be responsible for monitoring the investment diversification of assets comprising the Trust fund and for assuring that the Plan does not violate any provision of ERISA limiting the acquisition or holding of securities or other property of Minnegasco and Arkla, Inc. Except for those investment funds that are mutual funds managed and distributed by IDS Financial Corporation and its affiliated companies or collective investment funds, the Director of Investments or the designated Investment Manager shall be responsible for determining the underlying investments of the funds.

          (c) IDS Trust shall invest in the investment funds in accordance with investment directions given by the Participants and Beneficiaries for whose accounts such assets are held, to the extent so provided for in the Plan. All such directions by Participants or Beneficiaries to IDS Trust

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will be made in writing or in such other manner as is acceptable to IDS Trust.
No person who is otherwise a fiduciary shall be liable under Part 4 of ERISA for any loss, or by reason of any breach, which results from a Participant's or Beneficiary's exercise of control over assets in his or her account.

     3.2  Investment Managers.

          (a) The Committee has the power and authority to appoint one or more Investment Managers. Each Investment Manager so appointed will have the power and authority to invest, acquire, manage or dispose of the assets of the Trust fund under its management and control, and to direct IDS Trust with respect to the investment, reinvestment and sale of such assets.

          (b) If the Committee elects to delegate investment authority for the assets of all or any portion of the Trust fund to an Investment Manager pursuant to subsection (a), the Committee will inform IDS Trust in writing of such designation and such notice will specify the portion of the Trust fund affected. Upon receipt of such notice, IDS Trust Will be obligated to follow the investment directions of the Investment Manager with respect to the assets of the specified portion of the Trust fund until such Investment Manager resigns or is removed or replaced by the Committee. IDS Trust will not be a party to any agreement between the Committee and an Investment Manager, and will have no responsibility respecting the terms and conditions of such agreement.

          (c) In exercising its authority to delegate investment authority to an Investment Manager, the Committee has the duty, responsibility and power to (i) examine and analyze the performance of prospective Investment Managers; (ii) select an Investment Manager or Managers; (iii) determine the portion of the Trust fund that will be under the management and control of each Investment Manager; (iv) issue appropriate instructions to IDS Trust and to each Investment Manager regarding the allocation of investment authority; (v) review the performance of each Investment Manager at periodic intervals; and (vi) remove any Investment Manager when the Committee deems such removal to be necessary or appropriate.

          (d) All directions by an Investment Manager to IDS Trust concerning the investment, reinvestment, sale or management of assets of the Trust fund will be made, in writing or in such other manner as is acceptable to IDS Trust, by such person or persons as the Investment Manager designates in writing to IDS Trust from time to time.

          (e) An Investment Manager may engage any investment adviser or investment counselor that it deems necessary or appropriate, and may provide for directions concerning the investment and reinvestment of the assets of the Trust fund under its management and control to be made directly to IDS Trust by such adviser or counselor as its agent, provided however that the Investment Manager acknowledges in writing to IDS Trust that the directions of such agent will be considered the directions of the Investment Manager and that the Investment Manager will be responsible for the directions of such agent.

          (f) If an Investment Manager resigns or is removed by the Committee, the Committee will notify IDS Trust in writing of such resignation or removal. Upon receipt of such notice, the power and authority to invest and reinvest the assets of the Trust fund formerly under the control and management of the Investment Manager will return to the Committee and the Director of Investments unless the Committee indicates that a successor Investment Manager has been appointed.

          (g) Each Investment Manager will receive for its services reasonable compensation as agreed upon in writing between the Director of Investments or the Committee and the Investment Manager from time to time.

          (h) By the Company's execution of this Trust Agreement, the Committee shall be deemed to hereby appoint IDS Trust to serve as Investment Manager with respect to the collective investment trusts and other investment portfolios set forth in Exhibit A (collectively referred to as the "Account"). IDS Trust shall have full discretionary authority to formulate and execute an investment program for the management and investment of the Account, including the authority to (i) buy, sell, exchange, convert or otherwise trade in any stocks, bonds and other investments including money market instruments and investment contracts; (ii) place orders for the execution of such investment transactions with or through such brokers, dealers or issuers as IDS Trust may select; and (iii) request the issuance of average price confirmations by participating brokers. Such authority shall be subject to the terms and conditions of this Agreement, the provisions of the Declaration of Trust with respect to any assets in the collective investment trusts as provided in Section 3.5(c) of this Trust Agreement, and any written investment objectives and guidelines as set forth in Exhibit B and incorporated herein by reference. Exhibit B may be changed from time to time as agreed upon by the Director of Investments and IDS Trust.

     3.3  Fiduciary Responsibility.

          (a) For purposes of ERISA, the Board of Directors of Arkla, Inc., the Committee, the Director of Investments, the Company's Director of Compensation and Benefits, and IDS Trust will be the "named fiduciaries" with respect to the Plan and the Trust fund, but only to the extent that each named fiduciary exercises any discretionary authority or discretionary control with respect to the management or disposition of assets of the Trust fund, or otherwise is a Fiduciary.

          (b) The Board's responsibilities as a named fiduciary are to appoint the Trustee and the Committee.

          (c) Except as provided in Section 3.2(e), whenever a person or organization (the "Delegating Party") has the power and authority under the Plan or this Trust Agreement to delegate discretionary power and authority respecting the control, management, operation or administration of the Plan or any portion of the Trust fund to another person or organization (the "Appointee"), the Delegating Party's responsibility with respect to such delegation is limited to the selection of the Appointee and a periodic review of the Appointee's performance and compliance with applicable law or regulations. Any breach of fiduciary responsibility by the Appointee which is not proximately caused by the Delegating Party's failure to properly select or supervise the Appointee, and in which breach the Delegating Party does not otherwise participate, will not be considered to be a breach of fiduciary responsibility by the Delegating Party.

          (d) Subject to the provisions of Section 3.3(c), the Participating Affiliates, the Committee, the Director of Investments, and the Director of Compensation and Benefits will not have any discretion, direction or control over the investment decisions of a Participant or Beneficiary, IDS Trust or any Investment Manager with respect to the assets of the Trust fund for which such individual or entity has investment responsibility.

          (e) Subject only to the provision of Section 3.3(c), neither the Participating Affiliates, the Committee, the Director of Investments, nor the Director of Compensation and Benefits will be responsible or liable for any losses or other unfavorable investment results arising from the investment, reinvestment and management of any assets of the Trust fund by any Investment Manager, including IDS Trust, or (to the extent permitted under Section 404(c) of ERISA) by any Participant or Beneficiary.

          (f) In the event that a Fiduciary succeeds to the management and control of assets of the Trust fund which were previously under the management and control of another Fiduciary, the successor Fiduciary (i) will not be liable for losses of the Trust fund which result from the disposition of an investment made by the other Fiduciary or from the holding of any illiquid or unmarketable investment made by the other Fiduciary, and (ii) will not be liable for any failure to adequately diversify Trust fund investments under its management and control if the lack of diversification stems from the investments made by the other Fiduciary. The provisions of this subsection (f) will not be deemed to relieve the successor Fiduciary in any way of its own fiduciary responsibility with respect to the Plan or the Trust fund.

          (g) It is the intent of the parties to this Trust Agreement that each Fiduciary will be solely responsible for his or its own acts or omissions. Except to the extent imposed by ERISA, no Fiduciary has a duty to question whether any other Fiduciary is fulfilling all of the responsibilities imposed upon such other Fiduciary by ERISA or any regulations, rulings or other administrative promulgations thereunder. Except to the extent required under
Section 405(a) of ERISA, no Fiduciary will have any liability for another Fiduciary's breach of fiduciary responsibility with respect to the Plan or the Trust fund.

          (h) Where the Committee, the Director of Investments, a Participant or an Investment Manager has the power and authority to direct the investment of any assets of the Trust fund, IDS Trust does not have any duty to question any direction, to review any securities or other property, or to make any suggestions in connection therewith. IDS Trust will as promptly as possible comply with any direction given by the Committee, the Director of Investments, a Participant or an Investment Manager. IDS Trust will neither be liable in any manner and for any reason for any losses or other unfavorable investment results arising from its compliance with such

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direction, nor be liable for failing to invest any assets of the Trust fund under the management and control of the Committee, the Director of Investments, a Participant or an Investment Manager in the absence of written investment directions regarding such assets.

     3.4  ERISA Requirements.

          (a) In investing and managing the assets of the Trust fund, each Fiduciary who has investment responsibility and authority will exercise the care, skill, prudence and diligence, under the circumstances then prevailing, which prudent persons, acting in like capacity and familiar with such matters, would use in the conduct of an enterprise of like character and with like aims.

          (b) In investing and managing the assets of the Trust fund, each Fiduciary who has investment responsibility and authority shall diversify the investment of assets so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so. The diversification requirement in this Section 3.4(b) and the prudence requirement of Section 3.4(a) (to the extent that it requires diversification) do not apply to the acquisition or holding of Arkla stock to the extent exempted under Section 404(a)(2) of ERISA. In the event that the responsibility and authority for the investment of said assets is held by one Fiduciary, that person or entity will be responsible for determining the proper diversification policy with respect to such assets. In the event that the responsibility and authority for the investment of said assets is allocated among more than one Fiduciary (which shall not be deemed to include Participants or Beneficiaries), the Committee will be responsible for determining the proper diversification policy with respect to such assets, and will advise each such party with investment responsibility and authority of such policy. Each Participant who directs the investment of his Accounts pursuant to the provisions of the Plan will be solely responsible for the diversification of the investments of his Accounts.

          (c) Except as authorized by regulations promulgated by the Department of Labor, no Fiduciary may maintain the indicia of ownership of any assets of the Trust fund outside the jurisdiction of the district courts of the United States.

          (d) In investing and managing the assets of the Trust fund, each Fiduciary who has investment responsibility and authority will take into consideration any funding policy and method adopted by the Committee with respect to the Plan, and will be subject to any specific written instructions from the Committee relating to the implementation of any such funding policy and method.

     3.5  Generally Permitted Investments.

          (a) Subject to the other provisions of this Article 3 and the limitations of ERISA, IDS Trust may invest assets of the Trust fund in any property, real or personal, tangible or intangible, and without regard to the law of any state regarding permissible investments of trust fund assets, including (but not limited to): (i) investments providing a return which is fixed, limited or determinable in advance by the terms of the contract or instrument creating or evidencing such

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investment, including without limitation obligations of the United States
Government or any instrumentality thereof, obligations of any State, city, municipality or any instrumentality thereof, corporate bonds, corporate notes or corporate debentures, and commercial paper, banker's acceptances and certificates of deposit available through, and savings or other interest-bearing accounts in, a bank; (ii) common and preferred stock, other securities, rights, obligations or property (real or personal, and including certificates of participation) issued by investment companies or investment trusts, equipment trust certificates, mutual funds, and limited partnership interests; (iii) bonds, notes, debentures, or preferred stock which are convertible into common or preferred stock; (iv) mortgages, deeds of trust and leaseholds with respect to real property; and (v) any other similar securities or evidences of indebtedness, whether domestic or foreign.

          (b) IDS Trust may sell any securities or other property at any time held by it for cash or on credit; transfer, dispose of or convert any securities or other property at any time held by it; or exchange such securities or property for other securities or property in which IDS Trust has the power to invest assets of the Trust fund. Any such sale, transfer, disposition, conversion or exchange may be made publicly or by private arrangement and no person dealing with IDS Trust will be bound to see to the application of the purchase money or to inquire into the validity, expediency or propriety of any such sale or other disposition.

          (c) Any declaration of trust executed by IDS Trust (if IDS Trust is a bank or a trust company supervised by the United States or any State) creating a common or collective trust fund for investment by qualified employee benefit plans is hereby made, in its entirety, a part of this Trust Agreement, if the common or collective trust fund is identified in Exhibit A. IDS Trust may cause all or any portion of the assets of this Trust fund to be commingled with the assets of similar trust funds created by others by causing such assets to be invested as a part of any such common or collective trust fund, provided that such assets will be subject to all the provisions of the applicable declaration of trust, as amended, and provided that IDS Trust receives not more than reasonable compensation from such transaction. IDS Trust may also purchase for or sell from the Trust fund interests in any such common or collective trust fund maintained by IDS Trust (if IDS Trust is a bank or a trust company described above), a pooled investment fund maintained by IDS Trust (if IDS Trust is an insurance company qualified to do business in any state), or any other investment vehicle sponsored by IDS Trust if permitted under ERISA or an exemption issued by the Department of Labor, provided that IDS Trust receives not more than reasonable compensation from such transaction. Without limiting the generality of the foregoing provisions, IDS Trust may cause any part or all of the moneys of the Trust fund, without limitation as to amount, to be commingled with the moneys of employee benefit trusts of other employers, by causing such moneys to be invested as a part of any one or more of the collective funds established and maintained under the "1993 Amended and Restated Declaration of Trust creating the IDS Trust Collective Investment Funds for Employee Benefit Trusts." Moneys of the Trust fund so invested in any of said collective funds at any time will be subject to all of the provisions of said Declaration of Trust as it is amended from time to time, and said Declaration of Trust is hereby made a part of this Agreement.

          (d) IDS Trust may invest and reinvest all or any portion of the Trust fund in mutual funds, annuities and insurance contracts, including those managed and distributed by IDS Financial Corporation and its affiliated companies.

          (e) IDS Trust may hold cash contributions uninvested and unproductive of income for a reasonable period of time until such cash can be allocated and invested, if the contributions are transferred to IDS Trust without adequate prior notice from the Company.

     3.6 Investment in Qualifying Employer Securities. Subject to the rules for investment set forth in this Article, the Trust fund may be invested in qualifying employer securities (as defined in Section 407(d)(5) of ERISA).

     3.7  Segregation of Trust Fund Assets.

          (a) Subject to the other provisions of this Section and any funding policy and method for the Plan which is transmitted in writing by the Committee to IDS Trust and each Investment Manager, the assets of the Trust fund will be managed, invested and reinvested as a single fund without distinction between principal and income, and IDS Trust will not be required to earmark or keep separate the assets specifically attributable to contributions by or on behalf of each Participating Affiliate.

          (b) If requested to do so by the Committee or the Director of Investments with the concurrence of IDS Trust, IDS Trust will establish a separate subtrust segregating the assets of the Trust fund that are attributable to each Participating Affiliate.

          (c) IDS Trust, in its own discretion with respect to assets of the Trust fund for which it has been delegated investment responsibility and authority, or upon the direction of the Committee, the Director of Investments, or an Investment Manager with respect to assets of the Trust fund for which the Committee, Director of Investments, or Investment Manager has investment responsibility and authority, may establish one or more subtrusts segregating the assets of the Trust fund that are attributable to each Participating Affiliate.

     3.8 Commingling of Trusts. If IDS Trust is trustee of one or more other trusts forming part of other qualified employee benefit plans maintained by an Affiliate, IDS Trust may, at the request of the Committee, commingle all or a portion of the assets of the Trust fund with assets of such other trusts for investment purposes, provided that IDS Trust will maintain records enabling it to account separately for the assets of this Trust fund and the assets of such other trusts. Pursuant to separate written agreements between Arkla, Inc., the Company, and IDS Trust and pursuant to the terms of the Plan, IDS Trust may transfer assets to, and accept transfers of assets from, a pooled investment trust that has been established to invest in common stock of Arkla, Inc. and in cash or cash equivalents.

                                  ARTICLE 4

                             POWERS OF THE TRUSTEE

     4.1 Scope of Powers. IDS Trust has whatever powers are required to discharge its obligations and exercise its rights under this Trust Agreement, including (but not limited to) the powers specified in the following Sections of this Article, and the powers and authority granted to IDS Trust under other provisions of this Trust Agreement.

     4.2 Powers Exercisable by IDS Trust In Its Sole Discretion. IDS Trust is authorized and empowered to exercise the following powers in its sole discretion:

          (a) To register any investment held in the Trust fund in its own name or in the name of a nominee and to hold any investment in bearer form. The books and records of IDS Trust will show that all such investments are part of the Trust fund. IDS Trust will be liable for all acts of its nominee.

          (b) To employ at its own expense suitable agents and depositories (domestic or foreign), public accountants, enrolled actuaries, and legal counsel (which may be counsel for an Affiliate) as will be necessary and appropriate.

     4.3 Powers Exercisable by IDS Trust Subject to the Direction of Minnegasco or an Investment Manner. IDS Trust is authorized and empowered to exercise the following powers in its sole discretion with respect to the assets of the Trust fund for which it has investment management and control. With respect to assets of the Trust fund for which the Committee, the Director of Investments, or an Investment Manager has investment management and control, IDS Trust will exercise the following powers upon the direction of the Committee, the Director of Investments, or Investment Manager.

          (a) To receive, hold, invest and reinvest Trust fund assets and income under provisions of law from time to time existing.

          (b) Except as provided in Article 7 of the Plan and Section 4.5(a) hereof with regard to common stock of Arkla, Inc., to vote any stocks, bonds or other securities in the Trust fund and to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities; and to delegate discretionary powers and to pay any assessments or charges in connection with the foregoing.

     Notwithstanding the foregoing, an Investment Manager, including IDS Trust as an Investment Manager, shall vote any securities and exercise any rights appurtenant to any securities under the discretionary control and management of the Investment Manager.

     4.4 Powers Exercisable by IDS Trust Only Upon the Direction of the Minnegasco. IDS Trust will exercise the following powers only upon the direction of the Committee or the Director of Compensation and Benefits:

          (a) To accept, compromise or otherwise settle any claims by or against the Trust fund or disputed liabilities due to or from IDS Trust with respect to the Trust fund, including any claim that may be asserted for taxes under present or future laws, or to enforce or contest the same by appropriate legal proceedings.

          (b) To incur and pay reasonable expenses relating to the administration and maintenance of the Plan.

          (c) In the event that any dispute arises as to the identity or rights of any person or persons to whom IDS Trust is to make payment or delivery of any funds or property, IDS Trust may withhold payment or delivery of such funds or property without liability until the dispute is resolved by arbitration, adjudicated by a court of competent jurisdiction, or settled by written stipulation of the parties concerned. IDS Trust will not be liable for the payment of the cash or other property held by it under such circumstances.

     4.5  Powers Exercisable by IDS Trust Only Upon the Direction of
Participants.

          (a) In accordance with the Plan, each Participant (and Beneficiary) shall have the right, to the extent of the number of shares of Stock allocated to the Participant's (or Beneficiary's) Account(s), to direct IDS Trust in writing as to the manner in which such shares of Stock are to be voted on each matter brought before an annual or special shareholders' meeting of Arkla, Inc.

          (b) In accordance with the Plan, each Participant (and Beneficiary) shall have the right, to the extent of the number of shares of Stock allocated to the Participant's (or Beneficiary's) Account(s), to direct IDS Trust in writing as to the manner in which to respond to a tender or exchange offer with respect to such shares of Stock.

     4.6  Documents, Instruments and Facilities.

          (a) In order to effectuate the specific powers and authority herein granted to IDS Trust, IDS Trust may make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate.

          (b) IDS Trust may use its own facilities in effecting any transaction involving assets of the Trust fund, unless such use is prohibited by Section 406 of ERISA.

                                  ARTICLE 5

                     DUTIES AND OBLIGATIONS OF THE TRUSTEE

     5.1 Scope of Duties and Obligations. IDS Trust agrees to perform the duties and obligations imposed by this Trust Agreement. No duties or obligations will be imposed upon IDS Trust with respect to the Trust fund unless undertaken by IDS Trust under the express terms of this Trust Agreement or unless imposed upon IDS Trust by statute or at common law.

     5.2  General Duties and Obligations.

          (a) IDS Trust will hold all property received by it and any income and gains thereupon. IDS Trust will manage, invest and reinvest the Trust fund, following the directions of the Committee, the Director of Investments, the Participants and Beneficiaries, or an Investment Manager with respect to assets of the Trust fund for which such individuals or entities have investment responsibility. IDS Trust will collect the income therefrom, and will make payments as provided in the Plan and in this Trust Agreement. IDS Trust may utilize depositories to hold assets of the Trust fund, provided however that IDS Trust will not be relieved of any fiduciary responsibilities with respect to the assets so held.

          (b) IDS Trust is responsible only for money or assets that it actually receives. IDS Trust has no duty to compute amounts to be paid to it by a Participating Affiliate or to enforce collection of any contribution due from a Participating Affiliate. IDS Trust is not responsible for the correctness of the computation of the amount of any contribution made or to be made by a Participating Affiliate. IDS Trust may, but will not be required to, accept contributions of property.

          (c) If Participating Affiliate contributions paid to IDS Trust would in turn be paid by IDS Trust pursuant to directions of the Committee or the Director of Investments to an Investment Manager, such contributions may be paid directly by the Participating Affiliates to the Investment Manager and will be treated as if paid to IDS Trust and then disbursed from the Trust fund to the Investment Manager pursuant to directions of the Committee or Director of Investments.

          (d) IDS Trust will make payments and disbursements from the Trust fund to or on the order of the Committee or the Director of Compensation and Benefits, including distributions to Participants or their Beneficiaries as provided in the Plan. Orders of the Committee or the Director of Compensation and Benefits with respect to disbursements from the Trust fund will specify the application to be made of such funds, and IDS Trust may (to the extent permitted by law) rely on such instructions regarding disbursements from the Trust fund.

          (e) Subject to the provisions of Section 8.2(c), IDS Trust will comply with any directive issued by the Committee to withdraw and transfer all or any part of the Trust fund to another trustee or another successor funding agent.

          (f) IDS Trust will use ordinary care and reasonable diligence in the exercise of its powers and the performance of its duties and obligations under this Trust Agreement.

     5.3  Valuation.

          (a) IDS Trust will determine the current fair market value of the assets and liabilities of the Trust fund as of the end of each Accounting Date.

          (b) The fair market value of assets of the Trust fund will be determined by IDS Trust on the basis of such sources of information as it may deem reliable, including (but not limited to) information reported in (i) newspapers of general circulation, (ii) standard financial periodicals or publications, (iii) statistical and valuation services, (iv) records of securities exchanges, (v) reports of any Investment Manager or brokerage firm deemed reliable by IDS Trust, or (vi) any combination of the foregoing. If IDS Trust is unable to value assets from such sources, it may rely on information from the Committee, the Director of Investments, appraisers or other sources, and will not be liable for inaccurate valuation based in good faith on such information.

     5.4 Records. IDS Trust will keep complete accounts of all investments, receipts and disbursements, other transactions hereunder, and gains and losses resulting from same. Such accounts will be sufficiently detailed to meet IDS Trust's duties of reporting and disclosure required under applicable federal or state law as will exist from time to time. All accounts, books, contracts and records relating to the Trust fund will be open to inspection and audit at all reasonable times by the Director of Investments or any person designated by the Committee or Board.

     5.5  Reports and Notification.

          (a) Within 90 days following the close of each Plan Year, or as otherwise directed by the Director of Investments, and within 30 days following IDS Trust's resignation or removal under Article 7 of this Trust Agreement, IDS Trust will furnish the Director of Investments with a written report setting forth the transactions effected by IDS Trust during the period since it last furnished such a report and any gains or losses resulting from same, any payments or disbursements made by IDS Trust during such period, the assets of the Trust fund as of the last day of such period (at cost and at fair market value), and any other information about the Trust fund that the Director of Investments may request. IDS Trust will certify the accuracy of the report if such certification is required by any applicable federal or state law or regulation.

          (b) Each report submitted pursuant to subsection (a) will be promptly examined by the Director of Investments, who will communicate a summary of the report to the Committee. If the Director of Investments approves of such report, IDS Trust will be forever released to the extent permitted by law from any liability of accountability in its capacity as recordkeeper with respect to the propriety of any of its accounts or transactions so reported, as if such account had been settled by judgment or decree of a court of competent jurisdiction in which IDS Trust, the Committee, the Company, and all persons having or claiming any interest in the Trust fund were made parties. The foregoing, however, is not to be construed to deprive IDS Trust of the right to have its account judicially settled if it so desires.

          (c) The Director of Investments may approve of any report furnished by IDS Trust under subsection (a) either by written statement of approval furnished to IDS Trust or by failure to file a written objection to the report with IDS Trust within 180 days of the date on which the Director of Investments receives such report. The Director of Investments will not be liable to any person for his or her approval, disapproval or failure to approve any such report rendered by IDS Trust.

          (d) IDS Trust shall promptly notify the Committee and the Director of Compensation and Benefits of all communications with or from any governmental agency with regard to the Plan or Trust and with or from any Participant or Beneficiary concerning his or her entitlement under the Plan or Trust.

          (e) If any distribution made by IDS Trust is returned unclaimed, IDS Trust shall notify the Director of Compensation and Benefits and shall dispose of the distribution in accordance with the Plan and as the Director of Compensation and Benefits may direct.

          (f) If IDS Trust receives service of summons, subpoena, or legal process of any court with respect to any action relating to the Plan or this Trust Agreement, it shall, as soon as practicable, inform the Director of Compensation and Benefits of such service and provide the Director of Compensation and Benefits with a copy of the document served.

                                   ARTICLE 6

                      COMPENSATION, RIGHTS AND INDEMNITIES
                                 OF THE TRUSTEE

     6.1  Compensation and Reimbursement.

          (a) IDS Trust will receive for its services reasonable compensation as agreed upon in writing from time to time between the Director of Investments and IDS Trust.

          (b) IDS Trust will be reimbursed for all reasonable expenses, taxes and charges it incurs in the performance of its duties under this Trust Agreement, provided that notice has been given by IDS Trust to the Director of Investments prior to incurring the expense, tax or charge.

          (c) Compensation, expenses, taxes and charges payable under this
Section 6.1 will be paid from the Trust fund, unless the Participating Affiliates pay such compensation, expenses, taxes and charges. The payments shall be made first from unallocated forfeitures and any remaining amounts may be charged, if applicable, to an appropriate subaccount or subtrust as directed by the Director of Investments. In addition, the Participating Affiliates in their discretion may reimburse the Trust fund for any such compensation, expenses, taxes and charges paid from the Trust fund.

     6.2  Rights of IDS Trust.

          (a) Whenever in the administration of the Plan a certification or direction is required to be given to IDS Trust, or IDS Trust deems it necessary that a matter be proved prior to taking, permitting or omitting any action hereunder, such certification or direction will be fully made, or such matter may be deemed to be conclusively proved, by delivery to IDS Trust of an instrument signed either (i) in the name of a Participating Affiliate, under its corporate seal and by its Secretary or Assistant Secretary if the Participating Affiliate is a corporation; or (ii) unless the matter concerns the authority of the Committee, in the name of the Committee by the Chairman or Secretary of the Committee; and IDS Trust may rely upon such instrument to the extent permitted by law. Notwithstanding the foregoing, IDS Trust may in its sole discretion accept such other evidence of a matter or require such further evidence as may seem reasonable to it, in lieu of such instrument. Generally, IDS Trust will be protected in acting upon any notice, resolution, order, certificate, opinion, telegram, letter or other document believed by IDS Trust to be genuine and to have been signed by the proper party or parties, and may act thereon without notice to a Participant or Beneficiary.

          (b) IDS Trust may make any payment which it is required to make hereunder by mailing a check for the amount of such payment and any other necessary papers by first class mail in a sealed envelope addressed to the person to whom such payment is to be made, according to the certification of the Committee or the Director of Compensation and Benefits. In this respect, IDS Trust will recognize only instructions given to it by the Committee or the Director of Compensation and Benefits and has the right to act thereon without notice to any person. IDS Trust is not required to determine or to make any investigation to determine, the identity or mailing address of any person entitled to benefits under the Plan, and is entitled to withhold payment of benefits or directions to issuing companies with respect to such payment until the identity and mailing address of the Participant or Beneficiary entitled to receive such benefits is certified by the Committee or the Director of Compensation and Benefits. IDS Trust will not be responsible for the determination or computation of any benefit due to a Participant or Beneficiary.

          (c) IDS Trust will upon request be provided with specimen signatures of the current members of the Committee, the Director of Investments and Director of Compensation and Benefits, and the current authorized signers of each Investment Manager. IDS Trust will be entitled to rely in good faith upon any authorized directions signed by the Committee or its appointed delegate, by the Director of Investments, by the Director of Compensation and Benefits, or by any authorized signer of an Investment Manager, and will incur no liability for following such directions.

          (d) IDS Trust may accept communications by photostatic teletransmissions with duplicate or facsimile signatures as a delivery of such communications in writing until notified in writing by the Committee or the Investment Manager that the use of such devices is no longer authorized.

          (e) Notwithstanding any other provision of this Section, IDS Trust may settle securities trades effected by the Committee, the Director of Investments, or an Investment Manager, with respect to assets of the Trust fund for which the Committee, the Director of Investments, or Investment Manager has investment responsibility and authority, through a securities depository that utilizes an institutional delivery system, in which event IDS Trust may deliver or receive securities in accordance with appropriate trade reports or statements given to IDS Trust by such depository without having received direct communication or instructions from the Committee, the Director of Investments, or an Investment Manager.

          (f) If the whole or any part of the Trust fund, or the proceeds thereof, become liable for the payment of any estate, inheritance, income or other tax, charge or assessment which IDS Trust is required to pay, IDS Trust will have full power and authority to pay such tax, charge or assessment out of any money or other property in its custody for the account of the person whose interests hereunder are so liable, but at least ten days prior to the making of any such payment IDS Trust must mail notice to the Director of Compensation and Benefits of its intention to make such payment. Prior to making any transfers or distributions of any of the proceeds of the Trust fund, IDS Trust may require such releases or other documents from any lawful taxing authority as it deems necessary.

     6.3 Indemnification. The Company will indemnify and hold harmless IDS Trust from all loss or liability (including expenses and reasonable attorneys' fees) to which IDS Trust may be subject by reason of its execution of its duties under this Trust Agreement, or by reason of any acts taken in good faith in accordance with directions, or acts omitted in good faith due to absence of directions, from the Committee, the Director of Investments or Director of Compensation and Benefits, or an Investment Manager unless such loss or liability is due to IDS Trust's negligence or willful misconduct. IDS Trust is entitled to collect on the indemnity provided by this Section only from the Company, and is not entitled to any direct or indirect indemnity payment from assets of the Trust fund.

     6.4  Limitation of Liability of IDS Trust.

          (a) If IDS Trust makes a written request for directions from the Committee, the Director of Investments, the Director of Compensation and Benefits, or an Investment Manager, IDS Trust may await such directions without incurring liability. IDS Trust has no duty to act in the absence of such requested directions, but may in its discretion take such action as it deems appropriate to carry out the purposes of this Trust Agreement.

          (b) IDS Trust will not be liable to any person for making any distribution, failing to make any distribution, or discontinuing any distribution on the direction of the Committee or the Director of Compensation and Benefits, or for failing to make any distribution by reason of the

Committee's or Director's failure to direct that such distribution be made. IDS Trust has no duty to inquire whether any direction or absence of direction is in conformity with the provisions of the Plan or whether it is made in good faith without actual notice or knowledge of the changed condition or status of any recipient.

          (c) IDS Trust is not responsible for determining the adequacy of the Trust fund to meet liabilities under the Plan, and is not liable for any obligations of the Plan or the Trust fund in excess of the assets of the Trust fund.

          (d) IDS Trust will not be liable for the acts or omissions of any other fiduciary or person with respect to the Plan or the Trust fund except to the extent required under Section 405(a) of ERISA.

          (e) IDS Trust is not responsible for any matter affecting the administration of the Plan by the Company, the Committee, or any other third party to whom responsibility for administration of the Plan is delegated pursuant to the terms of the Plan.

     6.5 Necessary Parties to Legal Action. Except as required by Section 502(h) of ERISA, only the Company, the Committee and IDS Trust will be considered necessary parties in any legal action or proceeding with respect to the Trust fund, and no Participant, Beneficiary or other person having an interest in the Trust fund will be entitled to notice. Any judgment entered on any such action or proceeding will be binding on all persons claiming under the Trust. Nothing in this Section 6.5 is intended to preclude a Participant or Beneficiary from enforcing his or her legal rights.

                                   ARTICLE 7

                     RESIGNATION OR REMOVAL OF THE TRUSTEE

     7.1 Resignation. IDS Trust may resign at any time by delivering to the Chairman of the Committee or to the Secretary of the Board, a written notice of resignation, to take effect not less than 60 days (or some shorter period as may be mutually agreeable) after delivery unless such notice is waived. A copy of the resignation notice shall be delivered contemporaneously to the Director of Investments.

     7.2 Removal. The Company may remove IDS Trust at any time by delivering to IDS Trust a certified resolution by the Committee to such effect and a written notice of removal. Such removal will take effect no less than 60 days after delivery of such notice to IDS Trust, unless IDS Trust waives such notice.

     7.3 Successor Trustee. Upon the resignation or removal of IDS Trust, the Committee will appoint a successor trustee, which may accept such appointment by execution of this Trust Agreement. In the event that no successor trustee is appointed, or accepts appointment, by the time that the resignation or removal of IDS Trust is effective, the Committee will be the successor trustee until another successor trustee is appointed and accepts such appointment. In addition, IDS Trust may apply to a court of competent jurisdiction for the appointment of a successor trustee or for instructions. Any expenses incurred by IDS Trust in connection with said application will be paid from the Trust fund as an expense of administration.

     7.4 Settlement. After delivery of notice of IDS Trust's resignation or removal, IDS Trust is entitled to a settlement of its account, which may be made at the option of IDS Trust either: (a) by judicial settlement in an action instituted by IDS Trust in a court of competent jurisdiction, or (b) by agreement of settlement between IDS Trust and the Company.

     7.5 Transfer to Successor Trustee. Upon settlement of IDS Trust's account, IDS Trust will transfer to the successor trustee the Trust fund as it is then constituted and true copies of its records relating to the Trust fund. Upon the completion of this transfer, IDS Trust's responsibilities under this Trust Agreement will cease and IDS Trust will be discharged from further accountability for all matters embraced in its settlement, provided, however, that IDS Trust executes and delivers all documents and written instruments which are necessary to transfer and convey the right, title and interest in the Trust fund assets, to the successor trustee. Notwithstanding the foregoing, IDS Trust is authorized to reserve such amount as it may deem advisable for payment of its fees and expenses in connection with the settlement of its account. Any balance of such reserve remaining after the payment of such fees and expenses will be paid over to the successor trustee. Notwithstanding any provision of the Trust Agreement to the contrary, IDS Trust may invest and reinvest such reserves in any investment or investment vehicle appropriate for the temporary investment of cash reserves of trusts.

     7.6 Duties of IDS Trust Prior to Transfer to Successor Trustee. IDS Trust's powers, duties, rights and responsibilities under this Trust Agreement will continue until the date on which the transfer of the Trust fund assets and delivery of the related documents to the successor trustee under Section 7.5 is completed. Nothing contained herein will relieve IDS Trust of its reporting duties under Section 5.5. The successor trustee will neither be liable nor responsible for any act or failure to act with respect to the operation or administration of the Trust fund under this Trust Agreement prior to such date, nor will it be under any duty or obligation to audit or otherwise inquire into or take any action concerning the acts or omissions of IDS Trust or any predecessor trustee.

     7.7 Powers, Duties and Rights of the Successor Trustee. Upon its receipt of all the assets of the Trust fund and all of the documents related thereto, the successor trustee will become vested with all the estate, powers, duties, rights and discretion of IDS Trust under this Trust Agreement with the same effect as though the successor trustee were originally named as trustee hereunder.

     7.8 Merger or Consolidation Involving Corporate Trustee. Any corporation into which a corporation acting as trustee hereunder may be merged or with which it may be consolidated, or any corporation resulting from any merger, reorganization or consolidation to which such trustee may be a party, will be the successor of the current trustee hereunder without the necessity of any appointment or other action, provided it does not resign and is not removed.

                                   ARTICLE 8

                        AMENDMENT OF THE TRUST AGREEMENT
                           OR TERMINATION OF THE PLAN

     8.1  Amendment of the Trust Agreement.

          (a) This Trust Agreement may be amended in the manner set forth in subsection (b) at any time and to any extent, provided however that (i) no amendment may affect the duties, rights, responsibilities or liabilities of IDS Trust without the written consent of a vice president of IDS Trust; (ii) no amendment may have the effect of vesting in an Affiliate any interest in or control over any property subject to the terms of this Trust Agreement; and
(iii) no amendment may contravene the provisions of Section 2.4.

          (b) Any amendment to this Trust Agreement will be made only pursuant to action of the Committee. A certified copy of the resolutions adopting any amendment and a copy of the adopted amendment as executed by the Committee will be delivered to IDS Trust. Upon such action by the Committee, the Trust Agreement will be deemed amended as of the date specified as the effective date by such Committee action or in the instrument of the amendment. The effective date of any amendment may be before, on or after the date of such Committee action.

          (c) Unless an amendment expressly provides otherwise, each Participating Affiliate will be bound by any amendment adopted pursuant to this
Article 8.

     8.2  Termination of the Plan.

          (a) In the event that the Plan is terminated, the Committee will notify IDS Trust as to whether the Trust fund is to be liquidated or is to be maintained by IDS Trust in accordance with the provisions of the Plan and this Trust Agreement. If the Committee directs that the Trust fund is to be liquidated, IDS Trust will establish the fair market value of the Trust fund as of such interim valuation date as is designated by the Committee, and, after paying the reasonable expenses involved in the termination of the Plan, will dispose of all or a part of the assets of the Trust fund (converting the Trust fund into cash, if necessary) in accordance with the written directions of the Committee (including, without limitation, a direct distribution to a Participating Affiliate of any excess assets of the Trust fund remaining after all liabilities of the Plan and the Trust fund to the Participants and Beneficiaries have been satisfied).

          (b) In the event of the withdrawal of a Participating Affiliate from the Plan, IDS Trust will dispose of the assets of the Trust fund attributable to the Participants employed by the Participating Affiliate, and their Beneficiaries, in accordance with the written directions of the Committee.

          (c) Notwithstanding the provisions of subsections (a) and (b), (i) IDS Trust may pay from the assets of the Trust fund the reasonable expenses involved in the termination of the Trust fund prior to disposing of the assets of the Trust fund as directed by the Committee; (ii) IDS Trust will not comply with any instruction to transfer assets of the Trust fund to the funding agent of any other employee benefit plan unless IDS Trust determines that such transfer of assets will comply with the requirements of the Code, and that any required actuarial statement of valuation has been properly filed; and (iii) IDS Trust may condition the delivery, transfer or distribution of any or all assets of the Trust fund upon its receipt of assurance satisfactory to it that the approval of appropriate governmental or other authorities has been secured (including, if IDS Trust so requests, a favorable determination letter issued by the Internal Revenue Service to the effect that the termination of the Plan will not adversely affect the Plan's qualified status, and, if applicable, a statement of sufficiency of assets from the Pension Benefit Guaranty Corporation) and that there has been proper compliance with all notices and other procedures required by applicable law.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Gender, Tense and Headings. Whenever any words are used herein in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where they would so apply. Whenever any words used herein are in the singular form, they will be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Articles, Sections and subsections as used herein are inserted solely for convenience and reference and constitute no part of this Trust Agreement.

     9.2 Governing Law. This Trust Agreement will be construed and governed in all respects in accordance with applicable federal law, and, to the extent not preempted by such federal law, in accordance with the laws of the State of Minnesota.

     9.3 Loans to Participants. Guidelines and procedures for granting or denying, and for administering loans to Participants as provided for in the Plan shall be adopted by the Director of Compensation and Benefits or the Committee. IDS Trust shall distribute cash to such Participants who are granted loans in accordance with the guidelines and procedures. Loan payments collected by the Company or its delegate shall be forwarded to IDS Trust. IDS Trust shall have no responsibility for the collection and repayment of a loan. The amount of such loans shall be carried and reported by IDS Trust as an asset of the Trust equal to the combined unpaid balance of all Participants.

     9.4 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns and on all Participants and other persons entitled to benefits under the Plan and their respective heirs and legal representatives. No assignment (as defined in the Investment Advisors Act of 1940) of this Trust Agreement shall be made by IDS Trust without the written consent of Minnegasco, provided, however, that IDS Trust may assign this Trust Agreement to another wholly-owned subsidiary of IDS Financial Corporation which is chartered as a trust company if IDS Trust first gives the Director of Investments forty-five (45) days advance notice and the Director of Investments does not object to the assignment within such period. Company agrees to promptly notify IDS Trust in the event there is a corporate successor to Minnegasco or Arkla, Inc. If provision is made for a successor to any Participating Affiliate or a purchaser of all or substantially all of any Participating Affiliate's assets to continue the Plan, such successor or purchaser shall be substituted for that Participating Affiliate under this Trust Agreement.

     9.5 Notices. All notices required to be given pursuant to this Agreement shall be in writing and delivered first class U.S. mail postage prepaid, or by telecopy, telex or facsimile addressed to the appropriate party(ies) at the respective address set forth below, or at any other address of which a party shall have notified the other parties in writing. Any notice required under this Trust Agreement may be waived by the person entitled thereto.

(a)  If to Trustee:

IDS Trust
1200 Northstar West
P.O. Box 534
Minneapolis, MN 55440-0534

(b)  If to the Director of Compensation and Benefits:

Minnegasco
Human Resources Department, Benefits Section
201 South Seventh Street
Minneapolis, MN 55402

Attn:  Director of Compensation and Benefits

 (c) If to the Director of Investments:

Minnegasco
Treasury Department
201 South Seventh Street
Minneapolis, MN 55402

Attn:  Director of Investments

(d) If to Committee:

Arkla, Inc.
Employee Benefits Administrative Committee
P.O. Box 21734
525 Milam Street
Shreveport, LA 71151

     9.6 Execution of Trust Agreement. This Trust Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

     9.7 Severability. If any provisions of this Trust Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed and enforced as if such provision, to the extent invalid or unenforceable, had not been included.

     IN WITNESS WHEREOF, the Company and IDS Trust have executed this Trust Agreement on April 29, 1994.

                                          COMPANY:

                                          MINNEGASCO, A DIVISION OF ARKLA, INC.



                                          By_______________________________
                                          Its______________________________


                                          TRUSTEE:

                                          IDS TRUST COMPANY


                                          By_______________________________
                                          Its______________________________

                                   Exhibit A

In accordance with Section 3.1 herein, the investment discretion of IDS Trust with respect to assets of the Trust Fund shall be limited to the following collective investment funds:

IDS Trust Collective Equity Index Fund II

IDS Trust Collective U.S. Govt. Securities Fund

                                   Exhibit B

(Investment Guidelines for the collective investment funds referenced in Exhibit A.)

                                       23